Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Telesat Canada and Telesat LLC on Form F-4 of our report dated June 7, 2008, relating to the consolidated financial statements of Loral Skynet Corporation and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the change in method of accounting for pensions and other employee benefits to adopt the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans and the change in method of accounting for uncertainty in income taxes to adopt the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109) appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
New York, New York
June 5, 2009